                                                                    EXHIBIT 12.1

                       XM SATELLITE RADIO HOLDINGS INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               ($ IN THOUSANDS)

                                                                             RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
                                                                  -----------------------------------------------------------------
                                                                                                                     December 15,
                                                                                                                     1992 (Date of
                                                                        Year Ended            Nine Months Ended      Inception) to
                                                                        December 31,            September 30,        September 30,
                                                                    1997            1998       1998         1999         1999
                                                                  ------------------------   ---------------------  ---------------
Fixed charges:
  Capitalized Interest.......................................         1,901         11,824       7,311      14,715        28,440
  Interest expensed..........................................           549             --          --       8,409         8,958
  Amortized premiums, discounts, and capitalized
    expenses related to indebtedness.........................            65          1,321         114         477         1,863
  Portion of rent expense representative of Interest (1).....            --             76          58         145           221
                                                                  ---------        -------     -------     -------       -------
    Total fixed charges......................................     $   2,515         13,221       7,483      23,746        39,482
                                                                  =========        =======     =======     =======       =======
Earnings:
  Loss before income taxes...................................     $  (1,659)       (16,167)    (11,989)    (25,767)      (43,593)
  Fixed charges, less capitalized interest...................     $     614          1,397         172       9,031        11,042
  Earnings (loss) adjusted for fixed charges.................     $  (1,045)       (14,770)    (11,817)    (16,736)      (32,551)
Ratio of earnings (loss) to fixed charges....................            --             --          --          --            --
Deficiency in earnings to cover fixed charges................     $   3,560         27,991      19,300      40,482        72,033

_________________
(1)    One-third of rent expense is deemed to be representative of interest.